Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

    800-331-0085 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498
Pauline Tureman 479-277-9558

Media Relations Contact
John Simley 800-331-0085

Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Record Third Quarter Sales and Earnings

BENTONVILLE, Ark., November 14, 2006 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported sales and earnings for the quarter ended October 31, 2006. Net sales for the third quarter were $83.543 billion, an increase of 12.0 percent over the third quarter of fiscal 2006. Income from continuing operations for the quarter was $2.594 billion, an increase of 7.1 percent from $2.422 billion in the third quarter of fiscal 2006. Earnings per share from continuing operations were $0.62, up from $0.58 per share in the same prior year quarter.

“We are pleased that Wal-Mart again had record sales and earnings for the third quarter,” said Lee Scott, Wal-Mart Stores, Inc. president and CEO. “In addition, we are pleased that we’ve seen improvements in gross margin in all three segments of our business.

“Although sales in the U.S. were softer than we hoped for in the third quarter, there are real opportunities in the fourth quarter to build on the momentum of the aggressive pricing strategy we have implemented in our stores for the holiday season,” Scott added. “This season, no one will doubt Wal-Mart’s leadership on price and value.”

Earnings per share for the current quarter included a favorable after tax impact of $56 million, or approximately $.01 per share, for property insurance-related gains reported as reductions in operating expenses.

Net sales for the nine months ended October 31, 2006, were $246.902 billion, an increase of 12.0 percent over the first nine months of fiscal 2006. Income from continuing operations for the nine months ended October 31, 2006, increased 5.8 percent to $8.239 billion, up from $7.787 billion in the same prior year period. Diluted earnings per share from continuing operations for the nine months ended October 31, 2006, were $1.97, up from $1.86 in the same prior year period.

During the third quarter, the Company completed the previously announced dispositions of its operations in South Korea and Germany. Beginning with the second quarter of fiscal 2007, these operations have been accounted for as discontinued operations.

Among the third quarter highlights for the Company’s operations are:

•	Consolidated inventories were up 6.2 percent against a year-to-date sales increase of 12.0 percent.

•	Within Wal-Mart Stores, sales per labor hour improved for the third quarter. The U.S. Wal-Mart stores have now delivered labor productivity gains every quarter for the past two years.

•	The launch and expansion of the $4 generic prescription program in pharmacies in U.S. locations in 27 states is successful and will expand to additional states in the near future.

•	The International operations showed continued sales strength this quarter.

Net sales were as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2006	2005	Percent Change	2006	2005	Percent Change
Wal-Mart Stores	$54.179	$50.243	7.8%	$162.067	$149.693	8.3%
Sam’s Club	10.206	10.019	1.9%	30.453	29.143	4.5%
International	19.158	14.334	33.7%	54.382	41.691	30.4%

Total Company	$83.543	$74.596	12.0%	$246.902	$220.527	12.0%

The 33.7 percent and 30.4 percent increases in the International segment’s net sales include the impact of three acquisitions that have occurred since the third quarter of fiscal 2006. These transactions include:

•	the purchase of an additional stake in The Seiyu, Ltd., of which Wal-Mart now owns approximately 53%.

•	the purchase of Sonae Distribuição Brasil, S.A., now referred to as Southern Brazil.

•	the purchase of a majority stake in Central American Retail Holding Company, or CARHCO, of which the Company now owns 51%. CARHCO is now operated as Wal-Mart Central America.

Wal-Mart Stores Segment:

For the third quarter of fiscal 2007, the Wal-Mart Stores segment had operating income (income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations) of $3.639 billion, an increase of 9.9 percent, compared with $3.312 billion in the third quarter of fiscal 2006.

For the nine months ended October 31, 2006, the Wal-Mart Stores segment had operating income of $11.780 billion, an increase of 11.0 percent, compared with $10.610 billion in the same period in the prior year.

Sam’s Club Segment:

The Sam’s Club segment had operating income for the third quarter of fiscal 2007 of $356 million, an increase of 4.1 percent, compared with $342 million in the third quarter of fiscal 2006.

For the nine months ended October 31, 2006, the Sam’s Club segment had operating income of $1.076 billion, an increase of 6.7 percent, as compared with $1.008 billion in the same period in the prior year.

International Segment:

The International segment had operating income from continuing operations of $997 million for the most recent quarter, an increase of 18.1 percent, compared with $844 million in the third quarter of fiscal 2006.

The International segment had operating income from continuing operations of $2.747 billion for the first nine months of fiscal 2007, an increase of 16.4 percent, compared with $2.360 billion for the same period in fiscal 2006.

Guidance:

The Company expects earnings per share from continuing operations for the fourth quarter to be between $0.88 and $0.92, resulting in the full year Company forecast for earnings per share from continuing operations of $2.85 to $2.89.

Comparable Sales

Total U.S. comparable store sales for the quarter increased 1.5 percent, which is represented by a 1.5 percent increase for Wal-Mart Stores and a 1.8 percent increase for Sam’s Club. Total U.S. comparable store sales for the nine-month period were up 2.3 percent, which is comprised of a 2.2 percent increase for Wal-Mart Stores and a 2.8 percent increase for Sam’s Club.

Comparable store sales that are presented in this release exclude the impact of fuel sales in the Sam’s Club segment. Fuel sales impacted the Sam’s Club and total U.S. comparable store sales figures for the quarter ended October 31, 2006, by -1.8 and -0.3 percentage points, respectively.

Including the impact of fuel sales, the Sam’s Club and total U.S. comparable store sales figures for the quarter ended October 31, 2006, would have been flat and 1.2 percent, respectively. For the nine months ended October 31, 2006, fuel sales had no impact on the comparable store sales figures. Additional information regarding comparative store sales reconciliations for prior periods is available in the investor information area on the Company’s web site referenced in the following paragraph.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call will be available in the investor information area on the Company’s web site at www.walmartstores.com under “Investors.”

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s securities are listed on the New York Stock Exchange and NYSE Arca, formerly the Pacific Stock Exchange, under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains statements as to the Company’s expectation for its earnings per share from continuing operations for the fourth quarter of fiscal 2007, a statement as to the Company’s forecast of its earnings per share from continuing operations for all of fiscal 2007 and a statement regarding expansion of our generic prescription program to other states that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including the last Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K and that Quarterly Report on Form 10-Q, and together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected and forecasted results discussed in the forward-looking statements contained in this release. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update any of them to reflect subsequent events or circumstances.

# # #

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Revenues:
Net sales	$83,543	$74,596	$246,902	$220,527
Other income, net	924	801	2,670	2,322

	84,467	75,397	249,572	222,849
Costs and expenses:
Cost of sales	63,765	57,325	188,587	169,267
Operating, selling, general and administrative expenses	16,237	13,974	46,920	40,762

Operating income	4,465	4,098	14,065	12,820
Interest:
Debt	434	347	1,188	847
Capital leases	55	60	192	173
Interest income	(65)	(57)	(196)	(165)

Interest, net	424	350	1,184	855

Income from continuing operations before income taxes and minority interest	4,041	3,748	12,881	11,965
Provision for income taxes	1,363	1,253	4,388	3,969

Income from continuing operations before minority interest	2,678	2,495	8,493	7,996
Minority interest	(84)	(73)	(254)	(209)

Income from continuing operations	2,594	2,422	8,239	7,787
Discontinued operations, net of tax	53	(48)	(894)	(147)

Net income	$2,647	$2,374	$7,345	$7,640

Net income per common share:
Basic income per share from continuing operations	$0.62	$0.58	$1.98	$1.86
Basic income (loss) per share from discontinued operations	0.01	(0.01)	(0.22)	(0.04)

Basic net income per share	$0.63	$0.57	$1.76	$1.82

Diluted income per share from continuing operations	$0.62	$0.58	$1.97	$1.86
Diluted income (loss) per share from discontinued operations	0.01	(0.01)	(0.21)	(0.04)

Diluted net income per share	$0.63	$0.57	$1.76	$1.82

Weighted-average number of common shares:
Basic	4,169	4,165	4,168	4,189
Diluted	4,173	4,169	4,172	4,194

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	October 31, 2006	October 31, 2005	January 31, 2006
ASSETS
Cash and cash equivalents	$5,908	$4,334	$6,193
Receivables	2,477	1,770	2,575
Inventories	38,531	36,272	31,910
Prepaid expenses and other	2,707	1,842	2,468
Current assets of discontinued operations	—	706	679

Total current assets	49,623	44,924	43,825
Property, plant and equipment, at cost	107,073	90,015	95,537
Less accumulated depreciation	(24,159)	(20,391)	(20,937)

Property, plant and equipment, net	82,914	69,624	74,600
Property under capital leases	5,421	5,009	5,392
Less accumulated amortization	(2,313)	(2,075)	(2,127)

Property under capital leases, net	3,108	2,934	3,265
Goodwill	13,257	10,379	12,097
Other assets and deferred charges	2,217	2,053	2,516
Non-current assets of discontinued operations	—	1,887	1,884

Total assets	$151,119	$131,801	$138,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$7,968	$6,774	$3,754
Accounts payable	29,263	24,835	25,101
Dividends payable	607	644	—
Accrued liabilities	14,283	12,514	13,274
Accrued income taxes	252	650	1,340
Long-term debt due within one year	5,490	4,172	4,595
Obligations under capital leases due within one year	300	247	284
Current liabilities of discontinued operations	—	481	477

Total current liabilities	58,163	50,317	48,825
Long-term debt	24,154	23,249	26,429
Long-term obligations under capital leases	3,622	3,467	3,667
Non-current liabilities of discontinued operations	—	133	129
Deferred income taxes and other	4,785	3,338	4,501
Minority interest	1,632	1,379	1,465
Commitments and contingencies
Common stock and capital in excess of par value	3,237	2,925	3,013
Retained earnings	53,738	45,495	49,105
Other accumulated comprehensive income	1,788	1,498	1,053

Total shareholders’ equity	58,763	49,918	53,171

Total liabilities and shareholders’ equity	$151,119	$131,801	$138,187

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended October 31,
	2006	2005
Cash flows from operating activities:
Income from continuing operations	$8,239	$7,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,013	3,459
Other	427	596
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	103	(96)
Increase in inventories	(6,198)	(6,682)
Increase in accounts payable	3,501	3,206
Increase (decrease) in accrued liabilities	25	(29)

Net cash provided by operating activities of continuing operations	10,110	8,241
Net cash used in operating activities of discontinued operations	(45)	(127)

Net cash provided by operating activities	10,065	8,114
Cash flows from investing activities:
Payments for property, plant and equipment	(11,417)	(10,380)
Disposal of assets	262	736
Proceeds from disposal of certain international operations, net	610	—
Investment in international operations	(68)	(307)
Other investing activities	(142)	(122)

Net cash used in investing activities of continuing operations	(10,755)	(10,073)
Net cash provided by (used in) investing activities of discontinued operations	44	(22)

Net cash used in investing activities	(10,711)	(10,095)
Cash flows from financing activities:
Increase in commercial paper	4,200	2,962
Proceeds from issuance of long-term debt	3,282	6,940
Dividends paid	(2,118)	(1,887)
Payment of long-term debt	(4,847)	(2,722)
Purchase of Company stock	—	(3,580)
Other financing activities	(424)	(615)

Net cash provided by financing activities	93	1,098
Effect of exchange rates on cash	47	(70)

Net decrease in cash and cash equivalents	(506)	(953)
Cash and cash equivalents at beginning of year (1)	6,414	5,488

Cash and cash equivalents at end of period (2)	$5,908	$4,535

(1)	Includes cash and cash equivalents of discontinued operations of $221 million and $383 million at January 31, 2006 and 2005, respectively.

(2)	Includes cash and cash equivalents of discontinued operations of $201 million at October 31, 2005.

Certain reclassifications have been made to the prior period to conform to the current presentation.